UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 28, 2010

ABAKAN INC.

(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation)	000-52784 (Commission File Number)	98-0507522 (IRS Employer Identification No.)

2829 Bird Avenue, Suite 12, Miami, Florida 33133
(Address of principal executive offices) (Zip code)

Registrant’s telephone number, including area code: (786) 206-5368
n/a

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

   □     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

   □     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

□     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

□     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02      Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

(b)     Effective May 28, 2010, the board of directors of Abakan Inc. (the “Corporation”) accepted the resignation of Maria C. Maz as a director.

(d)     Effective May 28, 2010, the Corporation’s board of directors appointed David Greenbaum to serve as a director.

David Greenbaum has experience with venture capital, business development, and early-stage business operations. He has been engaged by the Corporation as a consultant since September of 2008 and has been chief financial officer and principal accounting officer of the Corporation since December 11, 2009. His prior experience includes employment as a Director of Strategy, Mergers and Acquisitions for Interval Leisure Group, Inc. (Nasdaq: IILG), a hotel, resort and real estate based business (2006-2008).  He has also worked as an Associate at Plum Capital, an early stage media and entertainment-focused venture capital fund (2005-2006). Mr. Greenbaum holds an MBA in Finance and Strategy from the Yale School of Management and a BA in Political Science from Brown University.

The Corporation has not at this time determined if Mr. Greenbaum will serve on any standing committee.

The Corporation entered into a consulting agreement with Mr. Greenbaum on December 1, 2009. The agreement has a one year term and provides for annual compensation of $72,000. He has also been granted 200,000 stock options with an exercise price of $0.60 per share over a ten year term pursuant to the Corporation’s 2009 Stock Option Plan.

Mr. Greenbaum’s management company, DPG Ventures LLC has participated in a private placement of the Corporation’s common stock pursuant to which it purchased 90,000 units composed of 90,000 common shares and 45,000 purchase warrants.

Mr. Greenbaum has not entered into any other arrangement or understanding with any other persons in connection with his appointment to the Corporation’s board of directors.

Mr. Greenbaum is not related to any members of the Corporation’s board of directors.

ITEM 9.01     Financial Statements and Exhibits

(d)           The following exhibit is filed herewith:

Exhibit No.      Description

10      Consulting agreement dated December 1, 2009, between the Corporation and Mr. Greenbaum.

_______________________________________________________________________________

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

     Abakan Inc.                                         Date

By: /s/ Robert Miller                                   May 28, 2010

Name: Robert Miller

Title: Chief Executive Officer